EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of The First Philippine Fund Inc.

In planning and performing our audit of the financial statements of The First Philippine Fund Inc. (the "Fund") for the year ended June 30, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2003.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 26, 2003



EXHIBIT B:
Sub-Item 77C
:  Matters Submitted to a Vote of Security Holders

A Special Meeting of Stockholders of The First Philippine
Fund Inc. (the "Fund") was held on June 11, 2003. Out of a total of 9,732,600 shares entitled to vote at the Meeting, a total of 6,065,824 shares were represented at the Meeting, in person or by proxy. Each of the following proposals, as contained in the Fund's Proxy Statement dated May 2, 2003, was duly offered for vote by ballot and was approved by vote of the holders of the Fund's outstanding shares as follows:

To approve an amendment to the Fund's Articles of Incorporation to permit the liquidation and dissolution of the Fund to be approved by the affirmative vote of a majority of the outstanding shares of the Fund.

Affirmative Votes       Negative Votes        Votes Abstained
    5,410,911               559,615               95,295

To approve the Plan of Liquidation adopted by the Board of Directors of the Fund pursuant to which the Fund will be liquidated and dissolved.

Affirmative Votes       Negative Votes        Votes Abstained
    4,934,347             1,106,003             25,471